Haines Brydon & Lea
A Law Corporation
235 Pine Street, 13th Floor
San Francisco, CA  94104
(415) 981-1050 (Telephone)
(415) 989-3561 (Facsimile)



March 17, 1998

Board of Directors
Bay Area Bancshares
900 Veterans Boulevard
Redwood City, CA  94063

Re:      Bay Area Bancshares 1993 Stock Option Plan -
         Registration Statement on Form S-8

Dear Sirs:

       We have acted as counsel for Bay Area Bancshares (the "Corporation"), a California corporation, in connection with the offering by the Corporation of its common stock (the "Common Stock") pursuant to the Bay Area Bancshares 1993 Stock Option Plan. The Plan was amended in 1997 to increase the total number of shares from 231,431 to 750,000, provided, however, that at no time shall the total number of shares issuable upon exercise of all outstanding options, plus the total number of shares provided for under any compensation plan of the Corporation pursuant to which shares of stock may be issued to participants, exceed 30% of the then outstanding shares of the Corporation. This opinion covers the 518,569 shares recently added to the Plan. The issuance of shares previously authorized under the Plan are covered by our opinion letter dated April 26, 1994.

       For the purpose of rendering this opinion, we have reviewed and examined, among other related documents, originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of originals of the following:

      (a)  The Articles of Incorporation of the Corporation, as amended to date;

      (b) The Bylaws of the Corporation, as adopted by its Board of Directors, and as amended to date;

      (c) The Minutes of Meetings of the shareholders and of the Board of Directors of the Corporation from January 1, 1997 to the date hereof; and

      (d) The Bay Area Bancshares 1993 Stock Option Plan (the "Plan"), as amended to date.

      We have also examined and relied upon such corporate records of the Corporation and such certificates and representations of officers of the Corporation as we had deemed necessary under the circumstances. We have relied upon the authenticity of any document submitted to us as an original, the conformity to the original of any document submitted to us as a copy, and the genuineness of all signatures. On the basis of such review and examination and as a result of our consideration of such questions of law as we deem relevant, we are of the opinion that:

       1.Bay Area Bancshares is a corporation validly existing and in good standing under the laws of the State of California; and

       2. After the Registration Statement shall have become effective, and the provisions of the applicable state securities laws shall have been complied with, the shares of Common Stock issued upon the exercise of a Stock Option Agreement or an Incentive Stock Option Agreement, when issued in accordance with the terms of such agreement and pursuant to the Plan will be, under the laws of the State of California, legally issued, fully paid and non-assessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the shares of Common Stock issued upon the exercise of a Stock Option Agreement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

      This letter has been prepared at the request of Bay Area Bancshares and may not be relied upon by any other person for any other purpose without our prior written consent.

Very truly yours,

HAINES, BRYDON & LEA
A Law Corporation

/s/Jay D. Pimentel
Jay D. Pimentel